EXHIBIT 99

           Viad Corp Announces Third Quarter 2004 Results;
Loss per Share of $3.14, After Non-Cash Goodwill and Intangible Asset
   Impairment Charges of $80.8 Million After-Tax or $3.71 per Share

    PHOENIX--(BUSINESS WIRE)--Oct. 29, 2004--

          Income Before Impairment Losses of $0.57 per Share

    Viad Corp (NYSE:VVI) today announced third quarter 2004 revenue of $218.6 million, segment operating income of $23.5 million, and a net loss of $68.3 million, or $3.14 per diluted share, which includes non-cash charges for goodwill and intangible asset impairment of $80.8 million, after-tax, or $3.71 per share. Income before impairment losses was $12.6 million, or $0.57 per share.
    Robert H. Bohannon, chairman, president and chief executive officer said, "As expected, our third quarter operating results were significantly better than last year. This improvement was largely due to positive show rotation at GES and terrific revenue growth in our Travel and Recreation Services segment as the result of improved travel trends. Exhibitgroup's new exhibit construction revenue was weaker than anticipated, causing their results to fall significantly short of our expectations."

    Non-Cash Goodwill and Intangible Asset Impairment Charges

    Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," requires companies to test goodwill and certain intangible assets for impairment on an annual basis. Impairment testing is also required between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
    During the third quarter 2004, Exhibitgroup's operating results were affected by a significant reduction in revenue from new exhibit construction that caused management to reduce its outlook for the full year. Customer orders for new exhibit construction have declined even further than management anticipated, resulting in a less profitable mix of business. Visibility in the segment remains poor and management is not able to determine when an increase in new exhibit orders will materialize or when the mix of business will improve. As a result of this potential impairment indicator, Viad performed an interim goodwill impairment test for the Exhibitgroup reporting unit in connection with the preparation of its third quarter 2004 financial statements. Based on this interim testing, management concluded that a goodwill impairment loss was necessary and that a trademark intangible impairment loss was probable. Accordingly, Viad recorded a charge of $80.4 million ($76.6 million after-tax), representing the entire carrying amount of Exhibitgroup's goodwill, and a charge of $7.0 million ($4.2 million after-tax) representing management's preliminary estimate of the trademark's impairment (resulting in a remaining trademark book value of $5.9 million). Management intends to finalize the valuation of the trademark during the fourth quarter.
    Viad uses a discounted expected future cash flow methodology in order to estimate the fair value of its reporting units and its intangible assets. The estimates and assumptions regarding expected future cash flows, terminal values and the discount rate require considerable judgment and are based on historical experience, financial forecasts and industry trends and conditions. These estimates, however, have inherent uncertainties, and different assumptions could lead to materially different results.

    Third Quarter and Year-to-Date 2004 Financial Highlights

    Highlights of the 2004 third quarter, compared to third quarter 2003 results, and year-to-date results are presented below.


                                            Q3 2004    Q3 2003  Change
                                           ----------  -------  ------
                                             ($ in millions)
Revenue                                      $ 218.6   $165.1    32.4%
Segment operating income                     $  23.5   $  8.8   166.8%
Operating margins (a)                          10.8%     5.3%  550 bps
Income before impairment losses (b)          $  12.6   $  1.9      NM
Net (loss) income                            $ (68.3)  $  1.9      NM
Adjusted EBITDA (b)                          $  24.4   $  9.8   147.9%
Cash from operations                         $  11.0   $ 19.2   -42.8%
Free cash flow (b)                           $   7.7   $ 15.8   -51.4%

                                           YTD 2004   YTD 2003  Change
                                          ----------  --------  ------
                                            ($ in millions)
Revenue                                     $  633.5   $626.6     1.1%
Segment operating income                    $   58.6   $ 51.0    14.9%
Operating margins (a)                           9.3%     8.1%  120 bps
Income before impairment losses (b)         $   29.3   $ 20.9    39.9%
Net (loss) income                           $  (51.5)  $ 20.9      NM
Adjusted EBITDA (b)                         $   63.4   $ 57.7     9.8%
Cash from operations                        $   31.8   $ 39.4   -19.4%
Free cash flow (b)                          $   22.5   $ 29.4   -23.4%

(a) For operating margins, the change from the prior year period is presented in basis points.

(b) Income before impairment losses is defined by Viad as net income before after-tax impairment charges related to goodwill and intangible assets. Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, goodwill and intangible asset impairments, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income before impairment losses, adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America
    (GAAP) and may not be comparable to similarly titled measures presented by other companies.

    These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Free cash flow is also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in benchmarking and trending the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for a reconciliation of net income to income before impairment losses, net income to Adjusted EBITDA and of net cash provided by operating activities to free cash flow.


    In addition to the impairment charges, the following items were included in Viad's 2004 third quarter and year-to-date results:

    -- A $2.4 million tax benefit related to favorable tax settlements.

    -- A restructuring charge of $530,000 (after-tax) related to the consolidation of leased office space. Year-to-date Viad has recorded net restructuring charges of $1.1 million
        (after-tax).

    At the end of the third quarter 2004:

    -- Debt totaled $22.7 million, relatively unchanged from the second quarter. The debt-to-capital ratio was 6.1 percent, up from the second quarter due to the impairment charges recorded in the third quarter.

    -- Cash and cash equivalents were $119.3 million, up $8.8 million from the second quarter after payment of accrued spin-off related costs.

    GES Exposition Services (GES)

    GES' revenue for the third quarter 2004 increased $44.4 million or
46.1 percent to $140.7 million, up from $96.3 million in the third quarter 2003. Segment operating income increased to $11.6 million from $1.2 million in 2003, and operating margins for the quarter were 8.2 percent compared with 1.3 percent in the third quarter of 2003. The improvement from the prior year was due to positive show rotation and the reduction of certain performance-based incentive accruals.
    Bohannon said, "GES performed very well on the top line, as several large shows rotated into the quarter. However, certain challenges on the cost side, as well as the continued difficulties in obtaining price increases, put pressure on margins. These challenges included increased costs associated with new revenue initiatives that are still in the ramp-up phase, increased fuel costs, hurricane activity in the Southeast, the union strike in Las Vegas, and margin pressures on certain exhibitor services. Although the strike cost us about $1.3 million pre-tax, mainly related to security, we believe that it was settled favorably and on terms that will help us keep future price increases at a moderate level for the already cost-conscious exhibitors."

    Exhibitgroup/Giltspur (Exhibitgroup)

    Exhibitgroup's revenue was $38.1 million during the third quarter 2004, an increase of 5.8 percent from $36.0 million in the third quarter 2003. The improvement in revenue was due to the occurrence of an air show in England that did not take place in the 2003 third quarter. This was mostly offset by a significant decline in revenue from new exhibit construction, which resulted in a less profitable mix of business and a decrease in operating results. Exhibitgroup's segment operating loss for the quarter was $4.9 million versus a loss of $3.5 million in the 2003 third quarter.
    Bohannon said, "We are disappointed with Exhibitgroup's results for the quarter. New exhibit construction revenue declined even further than anticipated, resulting in a decline in operating income. In addition, we continue to see a lot of pricing irrationality in the marketplace. Because of this, we have substantially reduced our expectations for the fourth quarter. We do, however, believe in the potential of this company, particularly once corporate spending on new exhibit construction picks up. We are also encouraged by Exhibitgroup's strong and improving win rate on new client signings, although at this point, we don't know when spending on new exhibits will materialize."

    Travel and Recreation Services

    Travel and Recreation Services' revenue for the 2004 third quarter was $39.7 million, up 21.4 percent compared to $32.7 million in the third quarter 2003. Operating income was up 52.2 percent to $16.9 million compared to $11.1 million in 2003, and operating margins improved 860 basis points to 42.6 percent from 34.0 percent in the 2003 third quarter.
    Bohannon said, "Our Travel and Recreation Services segment delivered great results this quarter. Not only did Brewster and Glacier benefit from improving travel trends, but they also drove margin expansion through good cost control. After a very challenging 2003, this segment is clearly back on track."

    2004 Outlook

    Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of the press release.
    The following guidance for the remainder of 2004 reflects a reduced outlook for both Exhibitgroup and GES. Traditionally a strong quarter for Exhibitgroup, Viad expects fourth quarter new exhibit construction revenue to decline at a rate consistent with that experienced in the third quarter. This will put pressure on Exhibitgroup's revenue and margins. The company also expects that margins at GES will be negatively impacted by margin pressures on certain exhibitor services, high fuel costs, and increased costs associated with revenue growth initiatives that are still in the ramp-up phase.

    Fourth Quarter 2004

    For the fourth quarter, Viad's net loss per share is expected to be in the range of $0.25 to $0.31. Segment revenue is expected to decrease by a mid to high-single digit rate from the prior year amount of $143.9 million. Segment operating results are expected to decrease by $8 to $11 million from approximately breakeven in 2003. Implicit within this guidance are the following segment revenue and operating income expectations.


                               Segment                 Segment
                               Revenue            Operating Income
                         -------------------    ----------------------
                         low-end    high-end    low-end       high-end
                                        ($ in millions)

 GES                       $90  to       $92      $(5.4) to     $(3.9)
 Exhibitgroup              $36  to       $39      $(3.6) to     $(2.1)
 Travel & Recreation        $5            $5      $(1.8)        $(1.8)
                         ------    ----------  ---------     ---------
                          $131  to      $136     $(10.8) to     $(7.8)
                         ======    ==========  =========     =========


    Full Year 2004

    For the full year, Viad's net loss is expected to be in the range of $2.61 to $2.67 per share. Income before impairment losses is expected to be in the range of $1.04 to $1.10 per share. Segment revenue is expected to be flat to slightly down from the prior year amount of $770.5 million. Segment operating income is expected to decrease at a low to mid-single digit rate from $51.2 million in 2003. Implicit within this guidance, are the following segment revenue and operating income expectations.


                           Segment                    Segment
                           Revenue                Operating Income
                     --------------------       ---------------------
                     low-end     high-end       low-end      high-end
                                      ($ in millions)

 GES                    $532     to      $534    $40.8   to     $42.3
 Exhibitgroup           $167     to      $170   $(11.5)  to    $(10.0)
 Travel & Recreation     $66              $66    $18.5          $18.5
                     --------           ------  -------      ---------
                        $765     to      $770    $47.8   to     $50.8
                     ========           ======  =======      =========


    Bohannon said, "We are still seeing signs of improvement in the tradeshow industry, such as same-show-growth, increased exhibitor presence and increased attendance. However, the market is still very challenging. Exhibiting companies continue to be very cost-conscious as they attempt to maximize the return on their restricted marketing dollars and we do not know when our clients will increase their marketing budgets. In the meantime, GES and Exhibitgroup will stay focused on cost control and on providing quality, value-added products and services to exhibitors at a fair price. As of the end of the third quarter, the Travel and Recreation segment's year is substantially complete and year-to-date results have exceeded our expectations. Both Brewster and Glacier posted their strongest results since 2000. We are very pleased by the rebound in this segment."
    Bohannon concluded, "I am also happy to report that we have identified good opportunities to reduce corporate costs going forward and we continue to look for more. We remain steadfast in our commitment to drive shareholder value."

    Conference Call and Webcast

    Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2004 results on Friday, October 29, 2004 at 9 a.m. (EDT). To join the live conference call, dial 800-967-7134 or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at 888-203-1112, passcode 823288, or visit the Viad Web site and link to a replay of the webcast.

    Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of
Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

    Forward Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, and the realization of restructuring cost savings. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.
    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.


                      VIAD CORP AND SUBSIDIARIES
            TABLE ONE - QUARTERLY AND YEAR-TO-DATE RESULTS
                              (UNAUDITED)

                      Three months ended           Nine months ended
                         September  30,              September 30,
                 ---------------------------  ------------------------
(000 omitted,
 except per
 share data)        2004      2003      %       2004      2003     %
                  --------  -------- -------  --------  -------- -----


Revenues (Note
 A)              $218,581  $165,068    32.4% $633,514  $626,596   1.1%
                  ========  ======== =======  ========  ======== =====


Segment operating
 income (Note A) $ 23,529  $  8,820   166.8% $ 58,613  $ 51,018  14.9%
Corporate
 activities and
 minority
 interests         (4,085)   (5,596)   27.0%  (10,442)  (12,626) 17.3%
Restructuring
 (charges)
 recoveries, net
 (Note B)            (850)      200      NM    (1,703)    1,476    NM
Impairment
 losses (Note C)  (87,408)        -      NM   (87,408)        -    NM
Net interest
 expense             (394)     (295)  -33.6%   (1,000)   (2,629) 62.0%
                  --------  -------- -------  --------  -------- -----
Income (loss)
 before income
 taxes            (69,208)    3,129      NM   (41,940)   37,239    NM
Income tax
 (expense) benefit    933    (1,182) -178.9%   (9,594)  (16,299) 41.1%
                  --------  -------- -------  --------  -------- -----
Net income
 (loss)          $(68,275) $  1,947      NM  $(51,534) $ 20,940    NM
                  ========  ======== =======  ========  ======== =====

Diluted income
 (loss) per
 common share    $  (3.14) $   0.09      NM  $  (2.37) $   0.97    NM
                  ========  ======== =======  ========  ======== =====

Basic income
 (loss) per
 common share    $  (3.14) $   0.09      NM  $  (2.37) $   0.97    NM
                  ========  ======== =======  ========  ======== =====

Common shares treated as
 outstanding for net
 income per share
 calculations:

    Average
     outstanding
     shares        21,767    21,568     0.9%   21,726    21,542   0.9%
                  ========  ======== =======  ========  ======== =====

    Average
     outstanding
     and
     potentially
     dilutive
     shares        21,767    21,680     0.4%   21,726    21,631   0.4%
                  ========  ======== =======  ========  ======== =====


NM = not meaningful


                      VIAD CORP AND SUBSIDIARIES
        TABLE ONE - NOTES TO QUARTERLY AND YEAR-TO-DATE RESULTS
                              (UNAUDITED)

(A) Reportable Segments

                    Three months ended           Nine months ended
                       September 30,               September 30,
                --------------------------  --------------------------
  (000 omitted)   2004      2003      %      2004      2003       %
                 --------  -------- ------  --------  -------- -------

  Revenues:
   GES Exposition
    Services    $140,745  $ 96,332   46.1% $441,700  $411,586     7.3%
   Exhibitgroup/
    Giltspur      38,129    36,033    5.8%  130,834   166,732   -21.5%
   Travel and
    Recreation
    Services      39,707    32,703   21.4%   60,980    48,278    26.3%
                 --------  -------- ------  --------  -------- -------
   Total
    revenues    $218,581  $165,068   32.4% $633,514  $626,596     1.1%
                 ========  ======== ======  ========  ======== =======

  Segment operating income:
   GES Exposition
    Services    $ 11,554  $  1,215     NM  $ 46,225  $ 42,356     9.1%
   Exhibitgroup/
    Giltspur      (4,947)   (3,515) -40.7%   (7,880)   (3,340) -135.9%
   Travel and
    Recreation
    Services      16,922    11,120   52.2%   20,268    12,002    68.9%
                 --------  -------- ------  --------  -------- -------
                $ 23,529  $  8,820  166.8% $ 58,613  $ 51,018    14.9%
                 ========  ======== ======  ========  ======== =======


NM = not meaningful

(B) Restructuring Charges and Recoveries -- Viad recorded a restructuring charge of $853,000 ($530,000 after-tax) in the second quarter of 2004 primarily related to planned employee reductions. Additionally, in the third quarter of 2004, Viad recorded a restructuring charge of $850,000 ($530,000 after-tax) related to the consolidation of leased office space. In the third quarter of 2001, Viad recorded restructuring charges totaling $66.1 million ($39.9 million after-tax) consisting of costs associated with the closure and consolidation of certain facilities, severance and other employee benefits in the GES and Exhibitgroup segments. In the second and third quarters of 2003, $1.3 million ($770,000 after-tax) and $200,000 ($120,000 after-tax), respectively, of the reserves were reversed as certain costs originally anticipated in the restructuring plan will not be incurred.

(C) Impairment Losses -- In the third quarter of 2004, Exhibitgroup's operating results were affected by a significant reduction in revenue from new exhibit construction that caused management to reduce its outlook for the full year. Customer orders for new exhibit construction declined even further than management anticipated, resulting in a less profitable mix of business. Visibility in this segment remains poor and management is not able to determine when the mix of business will improve. As a result of this potential impairment indicator, Viad completed an interim impairment test of the goodwill and intangible trademark asset at Exhibitgroup. Based on this testing, Viad recorded impairment charges of $80.4 million ($76.6 million after-tax) and $7.0 million ($4.2 million after-tax) related to goodwill and the intangible trademark asset, respectively.


                      VIAD CORP AND SUBSIDIARIES
     TABLE TWO - INCOME BEFORE IMPAIRMENT LOSSES, ADJUSTED EBITDA
                          AND FREE CASH FLOW
                              (UNAUDITED)

                     Three months ended         Nine months ended
                        September 30,              September 30,
                 --------------------------  -------------------------
(000 omitted)      2004      2003      %      2004      2003      %
                  --------  ------- -------  --------  -------- ------

Income before impairment losses:
  Net income
   (loss)        $(68,275) $ 1,947      NM  $(51,534) $ 20,940     NM
  Impairment
   losses, net
   of tax          80,831        -      NM    80,831         -     NM
                  --------  ------- -------  --------  -------- ------
   Income before
    impairment
    losses       $ 12,556  $ 1,947      NM  $ 29,297  $ 20,940   39.9%
                  ========  ======= =======  ========  ======== ======

                     Three months ended         Nine months ended
                        September 30,              September 30,
                 -----------------------------------------------------
($ per diluted
 share)             2004      2003     %       2004      2003     %
                  --------  ------- -------  --------  -------- ------

Income before impairment losses:
  Net income
   (loss)        $  (3.14) $  0.09      NM  $  (2.37) $   0.97     NM
  Impairment
   losses, net
   of tax            3.71        -      NM      3.72         -     NM
                  --------  ------- -------  --------  -------- ------
   Income before
    impairment
    losses       $   0.57  $  0.09      NM  $   1.35      0.97   39.2%
                  ========  ======= =======  ========  ======== ======

                     Three months ended         Nine months ended
                        September 30,              September 30,
                 --------------------------  -------------------------
(000 omitted)      2004      2003      %      2004      2003      %
                  --------  ------- -------  --------  -------- ------

Adjusted EBITDA:
  Net income
   (loss)        $(68,275) $ 1,947      NM  $(51,534) $ 20,940     NM
  Impairment
   losses          87,408        -      NM    87,408         -     NM
  Interest expense    776      336  -131.0%    1,734     2,901   40.2%
  Income tax expense
   (benefit)         (933)   1,182  -178.9%    9,594    16,299   41.1%
  Depreciation
   and amortization 5,398    6,366    15.2%   16,195    17,604    8.0%
                  --------  ------- -------  --------  -------- ------
  Adjusted
   EBITDA        $ 24,374  $ 9,831   147.9% $ 63,397  $ 57,744    9.8%
                  ========  ======= =======  ========  ======== ======

                     Three months ended         Nine months ended
                        September 30,              September 30,
                 --------------------------  -------------------------
(000 omitted)      2004      2003      %      2004      2003      %
                  --------  ------- -------  --------  -------- ------

Free Cash Flow:
  Net cash
   provided by
   operating
   activities    $ 10,999  $19,240   -42.8% $ 31,775  $ 39,428  -19.4%
  Less:
   Capital
    expenditures   (3,292)  (3,397)    3.1%   (9,266)  (10,037)   7.7%
                  --------  ------- -------  --------  -------- ------
   Free cash
    flow         $  7,707  $15,843   -51.4% $ 22,509  $ 29,391  -23.4%
                  ========  ======= =======  ========  ======== ======


NM = not meaningful


    CONTACT: Viad Corp
             Carrie Long, 602-207-2681 (Investor Relations) clong@viad.com